UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13
of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event reported) — June 19, 2007 (June 18, 2007)

MDC PARTNERS INC.
(Exact name of registrant as specified in its charter)

Canada (Jurisdiction of Incorporation)	001-13718 (Commission File Number)	98-0364441 (IRS Employer Identification No.)

45 Hazelton Ave., Toronto, Ontario, Canada M5R 2E3
(Address of principal executive offices and zip code)

(416) 960-9000
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

☐  Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

☐ Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))

Item 1.01    Entry into a Material Definitive Agreement

On June 18, 2007, MDC Partners Inc. (the “Company”) and its material subsidiaries entered into a new $185 million senior secured financing agreement (the “Financing Agreement”) with Fortress Credit Corp., as collateral agent, Wells Fargo Foothill, Inc., as administrative agent, and a syndicate of lenders from time to time party thereto. This facility replaced the Company’s existing $96.5 million credit facility with JPMorgan Chase Bank, as US administrative agent and collateral agent, JPMorgan Chase Bank, Toronto Branch, as Canadian administrative agent, Bank of Montreal and The Toronto-Dominion Bank, as co-syndication agents, and The Bank of Nova Scotia, as documentation agent, dated as of September 22, 2004, which was originally scheduled to mature on September 21, 2007 and has been terminated. A copy of the Financing Agreement is attached as Exhibit 10.1 hereto. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Financing Agreement.

Borrowings under the Financing Agreement will bear interest as follows: (a)(i) LIBOR Rate Loans bear interest at applicable interbank rates and (ii) Reference Rate Loans bear interest at the rate of interest publicly announced by the Reference Bank in New York, New York, plus (b) a percentage spread ranging from 0% to a maximum of 4.75% depending on the type of loan and the Company’s Senior Leverage Ratio. In addition, the Company is required to pay a facility fee of 50 basis points.

The disclosure set forth below under Item 2.03 (Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant) is hereby incorporated by reference into this Item 1.01.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On June 18, 2007, the Company announced that it refinanced certain existing debt instruments, using proceeds from a new financing agreement that was executed on June 18, 2007. This new financing agreement consists of a $55 million revolving credit facility, a $60 million term loan and a $70 million delayed draw term loan, and was provided by Fortress Credit Corp., an affiliate of Fortress Investment Group, and Wells Fargo Bank. This facility will replace the Company’s existing $96.5 million credit facility that was originally expected to mature on September 21, 2007.

Proceeds from the Financing Agreement were used to repay in full the outstanding balances on the Company's existing credit facilities. The obligations repaid total approximately US$73,650,000. All of these repaid credit facilities have been terminated.

The new credit agreement is guaranteed by the material subsidiaries of MDC Partners Inc. and matures on June 17, 2012. The financing agreement is subject to various covenants, including a senior leverage ratio, fixed charges ratio, limitations on debt incurrence, limitation on liens and limitation on dividends and other payments.

Item 7.01.  Regulation FD Disclosure.

On June 19, 2007, MDC Partners Inc. issued a press release announcing that it completed a new $185 million financing. A copy of this press release is attached as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

10.1
Financing Agreement, dated as of June 18, 2007, dated as of June 18, 2007, by and among MDC Partners Inc., a Canadian corporation (the "Parent") and Maxxcom Inc., a Delaware corporation ("Maxxcom" or the "Borrower"), each subsidiary of the Parent listed as a "Guarantor" on the signature pages thereto, the lenders from time to time party thereto, Fortress Credit Corp., a Delaware corporation, as collateral agent for the lenders, and Wells Fargo Foothill, Inc., as administrative agent for the lenders.

99.1	Press release dated as of June 19, 2007.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Date: June 19, 2007	MDC Partners Inc.

	By:	/s/ Mitchell Gendel Mitchell Gendel General Counsel & Corporate Secretary